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                                                                    EXHIBIT 77Q1

                                                           Amended July 30, 1987
                                                                December 8, 2004
                                                                January 13, 2005
                                                                    July 7, 2005
                                                              September 21, 2005
                                                                 January 1, 2006
                                                                November 7, 2007
                                                                   April 8, 2010

                        TRANSAMERICA INCOME SHARES, INC.

                                     BY-LAWS

                                   ARTICLE I.

                                  STOCKHOLDERS

         SECTION 1.01. ANNUAL MEETING. The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either at 11:00 a.m. on the first Thursday of July in each year if not a legal holiday, or at such other time on such other day falling on or before the thirtieth (30th) day thereafter as shall be set by the Board of Directors. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

         SECTION 1.02. SPECIAL MEETING. At any time in the interval between annual meetings, a special meeting of the stockholders may be called by the Chairman of the Board or the President or by two-thirds of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting or by the Secretary upon the written request, stating the purpose of the meeting, of stockholders of record entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting.

         SECTION 1.03. PLACE OF MEETINGS. Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.


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         SECTION 1.04. NOTICE OF MEETINGS; WAIVER OF NOTICE. Not less than ten
(10) nor more than ninety (90) days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of stockholders' meetings, or is present at the meeting in person or by proxy. Any meeting of stockholders, annual or special, may adjourn or be postponed from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned or postponed meeting other than by public announcement (as defined in Section 1.06(c)). Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this Section 1.04. For any matter to be properly before any annual or special meeting of the stockholders, the matter must be (i) specified in the notice of meeting given by or at the direction of the Chairman of the Board or the President or at least two-thirds of the Directors or (ii) brought before the meeting by a stockholder in the manner specified in Section 1.06 of these By-Laws.

         SECTION 1.05. QUORUM; VOTING. Unless statute, the Charter or these By-Laws provide otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting. The Chairman, the President or the any person presiding at the meeting, without notice other than by announcement, may adjourn or postpone the meeting from time to time with respect to one or more matters, whether or not a quorum is present with respect to any such matter (or in the case of a postponement, would be present if the meeting were commenced). At any such adjourned or postponed meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. In the event that at any meeting a quorum exists for the transaction of some business but does not exist for the transaction of other business, the


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business as to which a quorum is present may be transacted by the holders of stock present in person or by proxy who are entitled to vote thereon.

         SECTION 1.06. Requirements for Matters to be Considered. (a) With the exception of stockholder nominations for Directors and stockholder proposals submitted in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision thereto), only matters proposed by the Chairman of the Board, the President or at least two-thirds of the Directors may be included in the Corporation's proxy materials.

         (b) In addition to any other requirements under applicable law, the Charter and these By-Laws, any proposal to elect any person nominated by a stockholder for election as a Director and any other proposals by any stockholder may only be brought before an annual meeting if timely written notice (the "Stockholder Notice") is provided to the Secretary. Unless a greater or lesser period is required under applicable law, to be timely, the Stockholder Notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary date of the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary date of the annual meeting for the preceding year and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Annual Meeting Date"), such Stockholder Notice must be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Annual Meeting Date or (ii) the tenth (10th) business day following the date such Other Annual Meeting Date is first publicly announced or disclosed.

         Any stockholder desiring to nominate any person or persons (as the case may be) for election as a Director or Directors of the Corporation shall deliver, as part of such Stockholder Notice: (i) a statement in writing setting forth (A) the name, age, date of birth, business address, residence address and nationality of the person or persons to be nominated; (B) the number of shares of stock of the Corporation owned of record or beneficially by each such person or persons, as reported to such stockholder by such nominee(s); (C) any other information regarding


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each such person required by Item 401 of Regulation S-K or Item 22 of Rule
14a-101 (Schedule 14A) under the Exchange Act (or any successor provision thereto); (D) any other information regarding the person or persons to be nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (E) whether such stockholder believes any nominee is or will be an "interested person" of the Corporation (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) and, if not an "interested person," information regarding each nominee that will be sufficient for the Corporation to make such determination; and (ii) the written and signed consent of each person to be nominated to be named as nominee and to serve as Director if elected. In addition, the Directors may require any proposed nominee to furnish such other information as they may reasonably require or deem necessary to determine the eligibility of such proposed nominee to serve as a Director.

         Without limiting the foregoing, any stockholder who gives a Stockholder Notice of any matter proposed to be brought before a meeting of stockholders (whether or not involving nominees for Directors) shall deliver, as part of such Stockholder Notice: (i) the description of and text of the proposal to be presented; (ii) a brief written statement of the reasons why such stockholder favors the proposal; (iii) such stockholder's name and address as they appear on the Corporation's books, except as otherwise contemplated by clause (ix) below;
(iv) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to the matter(s) proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (v) the number of shares of stock of the Corporation beneficially owned and of record by such stockholder; (vi) any material interest of such stockholder in the matter proposed (other than as a stockholder); (vii) a representation that the stockholder intends to appear in person or by proxy at the stockholder meeting to act on the matter(s) proposed;
(viii) if the proposal involves nominee(s) for Director, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder; and (ix) in the case of a stockholder (a "Beneficial Owner") that holds shares entitled to vote at the meeting through a nominee or "street name" holder of record,


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evidence establishing such Beneficial Owner's indirect ownership of, and entitlement to vote, such shares at the meeting of stockholder. As used in this
Section 1.06, shares "beneficially owned" shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

         (c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 1.02 of this Article I for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 1.06 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 1.06. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation's notice of meeting, if the stockholder's notice, containing the information required by paragraph (b) of this Section 1.06, is delivered to the Secretary at the principal executive office of the Corporation not earlier than one hundred twenty (120) days prior to such special meeting and not later than 5:00 p.m. (Eastern), on the later of ninety (90) days prior to such special meeting or the ten (10) days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

         (d) For purposes of this Section 1.06, a matter shall be deemed to have been "publicly announced or disclosed" if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission, or in a Web site accessible to the public maintained by the Corporation or by its investment adviser.


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         (e) In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of stockholders commence a new time period (or extend any time period) for the giving of notice as provided in this Section 1.06.

         (f) The Chairman, the President or any person presiding at any annual or special meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 1.06 and, if not so given, shall direct and declare at the meeting that such nominees and other matters shall not be considered.

         (g) Notwithstanding anything to the contrary in this Section 1.06 or otherwise in these By-Laws, unless required by applicable law, no matter shall be considered at or brought before any annual or special meeting unless such matter has been deemed a proper matter for stockholder action by the Chairman of the Board or the President.

         SECTION 1.07. GENERAL RIGHT TO VOTE; PROXIES. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he owns of record either in person or by written proxy signed by the stockholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than eleven (11) months after its date. Each fractional share shall be entitled to such fraction of one vote.

         SECTION 1.08. CONDUCT OF VOTING. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast ten percent (10%) in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of


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proxies and the acceptance or rejection of votes shall be decided, by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

         SECTION 1.09. INFORMAL ACTION BY STOCKHOLDERS. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings an unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

                                   ARTICLE II.

                               BOARD OF DIRECTORS

         SECTION 2.01. FUNCTION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

         SECTION 2.02. NUMBER OF DIRECTORS. The Corporation shall have at least three (3) directors at all times. A majority of the entire Board of Directors may alter the number of directors set by the Charter to not exceeding twenty-five (25) nor less than the minimum number then permitted herein, but the action may not affect the tenure of office of any director.

         SECTION 2.03. ELECTION, TENURE, AND CLASSIFICATION OF DIRECTORS. Pursuant to Section 3-803 of the Maryland General Corporation Law (the "MGCL"), prior to the 2010 annual meeting of stockholders, the Directors shall classify themselves by resolution into the following three classes: Class I, Class II and Class III. The classes shall be of approximately equal size. At the 2010 annual meeting, Directors of Class I shall be elected to the Board of Directors for a term expiring at the first succeeding annual meeting subsequent to their election, Directors of Class II shall be elected to the Board of Directors for a term expiring at the second succeeding annual meeting subsequent to their election and Directors of Class III shall be elected to the


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Board of Directors for a term expiring at the third succeeding annual meeting subsequent to their election, in each case until their respective successors are elected and qualified. At each subsequent annual meeting, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting subsequent to their election, in each case until their respective successors are elected and qualified. Directors shall only be elected at annual meetings of the stockholders, except as provided in the Charter. Notwithstanding the foregoing, nothing in this Section 2.03 shall impair the power of the Board of Directors to appoint Directors to fill vacancies in the Board of Directors, as provided in the Charter.

         SECTION 2.04. REMOVAL OF DIRECTOR. The stockholders may remove any director, with or without cause, by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of directors.

         SECTION 2.05. VACANCY ON BOARD. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. As provided in the Eighth Article of Incorporation, after filling a vacancy at least two-thirds of the directors shall have been elected by stockholders.

         SECTION 2.06. Retirement Policy. A Director shall be required to retire from service as a Director at the end of the calendar year in which the Director reaches age seventy-five (75). A Director who served on the Board of the Corporation or the Boards of Trustees of AEGON/Transamerica Series Trust or Transamerica IDEX Mutual Funds prior to January 1, 1993, shall be required to retire from service as a Director as of the end of the calendar year in which the Director reaches age eighty (80).

         SECTION 2.07. REGULAR MEETINGS. After each meeting of stockholders at which a Board of Directors shall have been elected, the Board of Directors so elected, shall meet as soon as practicable for the purpose of organization and the transaction of other business; and in the event


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that no other time is designated by the stockholders, the Board of Directors shall meet for such meeting two and one-half hours after the time for such stockholders' meeting or immediately following the close of such meeting, whichever is later, on the day of such meeting. Such first regular meeting shall be held at any place in or out of the State of Maryland as may be designated by the stockholders, or in default of such designation at the place designated by the Board of Directors for such first regular meeting, or in default of such designation at the place of the holding of the immediately preceding meeting of stockholders. No notice of such first meeting shall be necessary if held as hereinabove provided. Any other regular meeting of the Board of Directors shall be held on such date and at any place in or out of the State of Maryland as may be designated from time to time by the Board of Directors.

         SECTION 2.08. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place in or out of the State of Maryland as may be designated from time to time by the Board of Directors. In the absence of such designation such meeting shall be held at such place as may be designated in the call.

         SECTION 2.09. NOTICE OF MEETING. Except as provided in Section 2.06, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph or telephone, at least twenty-four (24) hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least seventy-two (72) hours before the time of the meeting. Unless the By-Laws or a resolution of the Board of Directors provide otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.


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         SECTION 2.10. ACTION BY DIRECTORS. Unless statute or the Charter or
By-Laws require a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken with out a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

         SECTION 2.11. MEETING BY CONFERENCE TELEPHONE. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

         SECTION 2.12. COMPENSATION. By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.

                                  ARTICLE III.

                                   COMMITTEES

         SECTION 3.01. COMMITTEES. The Board of Directors may appoint from among its members an Executive Committee and other committees composed of two (2) or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the By-Laws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for


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the issuance of stock, a committee of the Board, in accordance a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.

         SECTION 3.02. EMERGENCY. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplated by the Charter and the By-Laws, any two (2) or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of Section 3.01. In the event of the unavailability, at such time, of a minimum of two (2) members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee consisting of any two (2) members of the Board of Directors, whether or not they be officers of the Corporation, which two (2) members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the aforegoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of the By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the


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Corporation to resume the conduct and management of its affairs and business under all the other provisions of the By-Laws.

                                   ARTICLE IV.

                                    OFFICERS

         SECTION 4.01. EXECUTIVE OFFICERS. The Corporation shall have a President, who shall be a director of the Corporation, a Secretary and a Treasurer. It may also have a Chairman of the Board, who shall be a director of the Corporation, and one or more Vice-Presidents, one or more Assistant Vice-Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. A person may hold more than one office in the Corporation but may not serve concurrently as both President and Vice-President of the Corporation.

         SECTION 4.02. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are from time to time assigned to him by the Board of Directors.

         SECTION 4.03. PRESIDENT. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and of the Board of Directors at which he shall be present; he shall have general charge and supervision of the assets and affairs of the Corporation; he may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation; and, in general, he shall perform all duties incident to the office of a president of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors.

         SECTION 4.04. VICE-PRESIDENTS. The Vice-President or Vice-Presidents, at the request of the President or in his absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties


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or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors or the President.

         SECTION 4.05. SECRETARY. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he shall be custodian of the records of the Corporation; he shall witness all documents on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors or the President.

         SECTION 4.06. TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors or the President.

         SECTION 4.07. ASSISTANT OFFICERS. The Assistant Vice-Presidents shall have such duties as are from time to time assigned to them by the Board of Directors or the President. The Assistant Secretaries shall have such duties as are from time to time assigned to them by the Board of Directors or the Secretary. The Assistant Treasurers shall have such duties as are from time to time assigned to them by the Board of Directors or the Treasurer.

         SECTION 4.08. CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall have the full responsibility and authority to develop and enforce appropriate policies and procedures for the Corporation. The Chief Compliance Officer serves at the pleasure of the Board of Directors. The Board of Directors, including a majority of Independent Directors, must approve


                                       14
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the designation of the Chief Compliance Officer, and must approve his compensation (or any changes in his compensation). The Board of Directors, including a majority of Independent Directors, can remove the Chief Compliance Officer at any time, and can prevent the adviser or another service provider from doing so.

         SECTION 4.09. TAX OFFICER. The Tax Officer shall have the sole responsibility to prepare and execute federal and state tax returns on behalf of the Corporation. The Tax Officer shall serve at the pleasure of the Board.

         SECTION 4.10. SUBORDINATE OFFICERS. The Corporation may have such subordinate officers as the Board of Directors may from time to time deem desirable. Each such officer shall hold office for such period and perform such duties as the Board of Directors, the President or the committee or officer designated pursuant to Section 4.10 may prescribe.

         SECTION 4.11. COMPENSATION. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. It may authorize any committee or officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such subordinate officers.

         SECTION 4.12. ELECTION, TENURE AND REMOVAL OF OFFICERS. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint subordinate officers. An officer serves for one year and until his successor is elected and qualifies. If the Board of Directors in its judgment finds that the best interests of the Corporation will be served, it may remove any officer or agent of the Corporation. The removal of an officer or agent does not prejudice any of his contract rights. The Board of Directors (or any committee or officer authorized by the Board of Directors) may fill a vacancy which occurs in any office for the unexpired portion of the term.

                                   ARTICLE V.

                                      STOCK

         SECTION 5.01. CERTIFICATES FOR STOCK. Each stock holder is entitled to certificates which represent and certify the shares of stock he holds in the Corporation, unless the Board of Directors by resolution or otherwise authorizes the issuance of shares of stock without certificates. Each such stock certificate shall include on its face the name of the corporation that issues it, the name of the stockholder or other person to whom it is issued, the class of stock and number of shares it represents, and any other information that may be required by the MGCL. It shall be in such form, not inconsistent with law (including the MGCL) or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. To the extent required by law (including the MGCL), each such stock certificate shall be signed by the Chairman of the Board, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each such certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. In the event that the Board of Directors of the Corporation, or any officer or officers designated for such purpose by resolution of the Board of Directors, decides to issue shares of stock of the Corporation without certificates in book-entry form only, to the extent then required by law (including the MGCL), the Corporation shall provide to record holders of such shares a written statement of the information required to be included on stock certificates.

         SECTION 5.02. TRANSFERS. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock (whether certificated or uncertificated); and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

         SECTION 5.03. RECORD DATE AND CLOSING OF TRANSFER BOOKS. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be more than ninety (90) days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than twenty (20) days; and, in the case of a meeting of stockholders, the record date of the closing of the transfer books shall be at least ten (10) days before the date of the meeting. When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date


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

shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned to a date more than one hundred twenty (120) days or postponed to a date more that ninety (90) days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

         SECTION 5.04. STOCK LEDGER. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, within or without the State of Maryland, or, if none, at the principal office or the principal executive offices of the Corporation in the State of Maryland.

         SECTION 5.05. CERTIFICATION OF BENEFICIAL OWNERS. The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board considers necessary or desirable.

         On receipt of a certification which complies with the procedure adopted by the Board in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

         SECTION 5.06. LOST STOCK CERTIFICATES. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.


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

                                   ARTICLE VI.

                                     FINANCE

         SECTION 6.01. CHECKS, DRAFTS, ETC. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the President, a Vice-President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

         SECTION 6.02. ANNUAL STATEMENT OF AFFAIRS. There shall be prepared annually a full and correct statement of the affairs of the Corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within twenty (20) days after the meeting, placed on file at the Corporation's principal office. Such statement shall be prepared or caused to be prepared by such executive officer of the Corporation as may be designated in an additional or supplementary by-law adopted by the Board of Directors. If no other executive officer is so designated, it shall be the duty of the President to prepare or cause to be prepared such statement.

         SECTION 6.03. FISCAL YEAR. The fiscal year of the Corporation shall be the twelve calendar months period ending March 31 in each year, unless otherwise provided by the Board of Directors.

                                  ARTICLE VII.

                                SUNDRY PROVISIONS

         SECTION 7.01. BOOKS AND RECORDS. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction.

         SECTION 7.02. CORPORATE SEAL. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

         SECTION 7.03. BONDS. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

         SECTION 7.04. VOTING OF SECURITIES IN OTHER CORPORATIONS. Securities of other corporations or associations, registered in the name of the Corporation, may be voted by the President, a Vice-President, the Treasurer or a proxy appointed by any of them, the Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

         SECTION 7.05. MAIL. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

         SECTION 7.06. EXECUTION OF DOCUMENTS. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

         SECTION 7.07. AMENDMENTS. Any and all provisions of these By-Laws may be altered or repealed and new by-laws may be adopted (a) at any annual meeting of the stockholders, or at any special meeting called for that purpose, in each case if and only if approved by holders of at least two-thirds of the votes entitled to be cast at the meeting, and (b) by vote of two-thirds of the Directors.

         SECTION 7.08. FUNDAMENTAL INVESTMENT POLICIES. The Corporation shall not:

         (a) Issue senior securities or borrow money, except that as a temporary measure for extraordinary or emergency purposes, the Corporation may borrow up to 5% of its total assets taken at cost or market value, whichever is less, provided that the Corporation may not mortgage, pledge or hypothecate more than 10% of its assets taken at cost to secure such borrowings.

          (b) Act as an underwriter, except to the extent that, in connection with the disposition of portfolio securities, the Corporation may be deemed to be an underwriter for purposes of the Securities Act of 1933.

         (c) Purchase real estate or interests in real estate, except that the Corporation may invest in marketable securities secured by real estate or interests therein or issued by companies, including real estate investment trusts, which deal in real estate or interests therein.

         (d) Make loans, except through the purchase of debt securities or other debt instruments, or through loaning of its portfolio securities and entering into repurchase agreements in accordance with and to the extent permitted by the Corporation's investment objectives and policies as stated in its Registration Statement, as amended from time to time, filed pursuant to the Investment Company Act of 1940; provided, however, that the Corporation may not loan its portfolio securities in an amount greater than 10% of its assets, at market value, computed at the time of making such a loan and, provided further, that such loans must be continuously secured by collateral at least equal to the market value of the securities loaned; and provided that the Corporation may enter into repurchase agreements only if all of the following conditions are met, (1) that the debt securities or other debt instruments subject to the agreement are of the type included in the Corporation's N-8B-l Registration Statement at Item 5, paragraph (1) (a) through (e), (2) that at the time the repurchase agreement is made the value of the securities or instruments involved is equal to the purchase price, (3) that not more than 20% of the Corporation's total assets, at market value, computed at the time the agreement is made, will be invested pursuant to such agreements, and (4) that such agreements with any one entity, together with any other investments in that entity, shall not exceed in the aggregate 5% of the Corporation's total assets at market value, computed at the time the agreement is made.

         (e) Invest in companies for the purpose of exercising control or management.

         (f) Purchase securities on margin or make short sales of securities, except that the Corporation may purchase outstanding or when-issued securities on a delayed delivery basis and effect sales or other dispositions of such securities.

         (g) Purchase securities issued by Transamerica Corporation, a Delaware corporation, or by any majority-owned subsidiary thereof.

         (h) Participate on a joint or joint and several basis in any securities trading account, except that the Corporation may, to the extent permitted by rules, regulations or orders of the Securities and Exchange Commission, combine orders with others for the purchases and sales of securities in order to achieve the best overall execution.

         (i) Purchase or retain the securities of any issuer if those officers and directors of the Corporation or its investment adviser owning individually more than 1/2 of 1% of the securities of that issuer together own beneficially more than 5% of the issuer's securities.

         (j) Invest in commodities or commodity contracts, or write or purchase puts, calls, or combinations of both.

         (k) Purchase the securities of any other investment company, except in connection with a merger, consolidation, acquisition of assets or other reorganization approved by the Corporation's shareholders.

         (l) Concentrate its investments in any one industry except that the Corporation may invest up to 25% of the Corporation's assets, at market value, in securities issued by companies principally engaged in any one industry. Neither all utility companies, as a group, nor all finance companies, as a group, will be considered a single industry for purposes of this limitation.

         (m) Invest more than 5% of its total assets at market value in securities of any one issuer other than the United States Government or its instrumentalities (except that, with respect to securities acquired in the exchange described in the Prospectus of the Corporation included as a part of the Corporation's Registration Statement on Form S-4 filed under the Securities Act of 1933, Registration No. 2-43188, in the form in which such Registration Statement became effective, such 5% limitation shall apply only as to 75% of the Corporation's assets) or in the securities of companies which (together with predecessors) have a record of less than three years' continuous operation, or purchase more than 10% of the outstanding voting securities of any one issuer.

         Whenever any investment policy or investment restriction states a maximum percentage of the Corporation's assets which may be invested in any security, it is intended that if the percentage limitation was adhered to at the time the investment was made, a later change of


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

percentage resulting from changing values will not be considered a violation of such investment policy or restriction.

         SECTION 7.09.  THE CUSTODIAN.

         (a) All securities and cash owned by the Corporation shall, as hereinafter provided, be held by or deposited with a bank or trust company having (according to its last published report) not less than two million dollars ($2,000,000) aggregate capital, surplus and undivided profits (the "Custodian").

         (b) The Corporation shall enter into a written contract with the Custodian regarding the powers, duties and compensation of the Custodian with respect to the cash and securities of the Corporation held by the Custodian. Said contract and all amendments thereto shall be approved by the Board of Directors of the Corporation.

         (c) The Corporation shall upon the resignation or inability to serve of its Custodian or upon change of the Custodian:

               (i) In case of such resignation or inability to serve, use its best efforts to obtain a successor Custodian;

               (ii) Require that the cash and portfolio securities owned by the Corporation be delivered directly to the successor Custodian; and

               (iii) In the event that no successor Custodian can be found, submit to the shareholders, before permitting delivery of the cash and portfolio securities owned by the Corporation otherwise than to a successor Custodian, the question whether or not the Corporation shall be liquidated or shall function without a Custodians

         SECTION 7.10. THE MANAGEMENT AND ADVISORY AGREEMENT. Every management and investment advisory agreement entered into by the Corporation shall:

         (a) Be terminable by the Corporation at any time, without the payment of any penalty, upon not more than sixty (60) days' written notice to the manager.

         (b) Provide that it shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940) unless such termination is prevented by exemptive order of the Securities and Exchange Commission.

         (c) Provide that it cannot be amended except by the affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation as determined in accordance with the Investment Company Act of 1940.

         (d) Continue in effect only if such continuance is approved in accordance with the provisions of the Investment Company Act of 1940.

         SECTION 7.11. VALUATION OF PORTFOLIO SECURITIES. Determination of the value of portfolio securities held by the Corporation will be made as follows:

         (a) Securities which are listed on the New York, American or other securities exchanges are to be valued at the last sale price on that day on the principal exchange on which traded, and if no sale was made, at the closing reported bid price on such exchange, unless the over-the-counter market more accurately reflects the securities value.

         (b) Unlisted securities, and securities listed on a national securities exchange for which the over-the-counter market more accurately reflects the securities value, are valued at the current bid or similar ascertainable market value.

         (c) U.S. Government obligations may be valued at either the current bid, or at the mean between the current bid and asked prices, provided that the method used is disclosed.

         (d) Securities for which there are no readily available market quotations and all other assets are to be valued at fair value in such manner as determined in good faith by or at the direction of the Board of Directors.

         (e) The Board of Directors may authorize selection of an unaffiliated pricing service to provide pricing data substantially in accordance with the above criteria.

         SECTION 7.12. FRACTIONAL SHARES. The Board of Directors may authorize the issue from time to time of shares of the capital stock of the Corporation in fractional denominations, provided that the transactions in which and the terms upon which shares in fractional denominations may be issued may from time to time be limited or determined by or under authority of the Board of Directors.

         SECTION 7.13. REPURCHASE OF SHARES. The Corporation may repurchase its authorized and outstanding shares as the Board of Directors may direct. None of the Corporation's shares or stockholders shall have the right to effect a redemption at net asset or any other value.

         SECTION 7.14. DIVIDENDS AND OTHER DISTRIBUTIONS. Subject to the provisions of the Certificate of Incorporation, dividends and distributions upon the capital stock of the Corporation, if any, may be declared by the Board of Directors at any regular or special meeting pursuant to law. They may be paid in cash, in property or in its own shares, subject to the provisions of law and of the Certificate of Incorporation. The Board of Directors may declare dividends or distributions only from sources allowed under Section 19 of the Investment Company Act of 1940 including, without limitation, the following:

         (a) Net income for and during the current fiscal year or the preceding fiscal year, or accumulated undistributed net income, or both, not including in either case profits or losses from the sale of securities or other properties.

         (b) Undistributed net profits from the sale of securities or other properties during the current fiscal year.

         (c) Accumulated undistributed net profits from the sale of securities or other properties.

         SECTION 7.15. REPORTS. The Corporation shall comply with all reports and reporting requirements of the applicable Federal and other securities laws.

         SECTION 7.16. INDEMNIFICATION. The Corporation may indemnify officers, directors and others to the fullest extent permitted under the laws of the state of Maryland and any Federal statutes applicable to the Corporation. Notwithstanding any provision to the contrary contained herein, the Chairman shall be indemnified against any personal liability in connection with the Corporation or the acts, debts, liabilities, expenses, obligations or affairs of the Corporation, except to the extent that such liability is the result of willful misfeasance, bad faith, gross negligence or reckless disregard of his duties performed as Chairman of the Corporation.

                        TRANSAMERICA INCOME SHARES, INC.

                             ARTICLES SUPPLEMENTARY


         Transamerica Income Shares, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT"), that:

         FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors"), the Corporation elects, notwithstanding any provision in its Articles of Incorporation or By-Laws to the contrary, to be subject to Sections 3-803, 3-804 and 3-805 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

         SECOND: The election to become subject to Sections 3-803, 3-804 and 3-805 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

         THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal, in its name and on its behalf by its President and attested by its Secretary on this ____ day of ___________, 2010.


ATTEST:                               TRANSAMERICA INCOME SHARES, INC.



_________________________             By: ______________________________ (SEAL)
Dennis P. Gallagher                        John K. Carter
Secretary                                  President


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